Exhibit (p)(7)

ChangePath, LLC
Code of Ethics

October 27th, 2020

THIS CODE OF ETHICS IS THE PROPERTY OF CHANGEPATH LLC AND MUST BE RETURNED TO CHANGEPATH, LLC SHOULD AN EMPLOYEE’S ASSOCIATION TERMINATE FOR ANY REASON. THE CONTENTS OF THIS DOCUMENT ARE CONFIDENTIAL AND SHOULD NOT BE PROVIDED TO THIRD PARTIES WITHOUT THE CONSENT OF THE CHIEF COMPLIANCE OFFICER.

ChangePath, LLC	Code of Ethics

Table of Contents

1	INTRODUCTION	4
2	OVERSIGHT OF THE CODE OF ETHICS	4
2.1	Acknowledgement of the Code	4
2.2	Reporting Violations	5
2.3	Sanctions for Failure to Comply with the Code of Ethics	5
2.4	CCO’s Preclearance Requests	5
3	GIFTS AND ENTERTAINMENT	5
3.1	Introduction	5
3.2	Gifts and Entertainment Policy	5
3.2.1	Value of Gifts and Entertainment	5
3.2.2	Reporting of Gifts	6
3.2.3	Charitable Gifts	6
4	ANTI-BRIBERY POLICY AND PROCEDURES	6
4.1	Firm’s Anti-Bribery Policy	6
4.2	Foreign Corrupt Practices Act	7
4.2.1	FCPA Red Flags	7
4.2.2	Preclearance Requirement	7
5	POLITICAL CONTRIBUTIONS AND PAY TO PLAY	7
5.1	Introduction	7
5.2	Firm’s Pay to Play Policy	8
5.3	Preclearance of Political Contributions	8
5.4	New Employee Certification	8
6	EMPLOYEE INVESTMENT POLICY	9
6.1	General Policy	9
6.2	Definitions	9
6.2.1	Definition of Covered Account	9
6.2.2	Definition of Reportable Security	9
6.2.3	Definition of Non-Discretionary Managed Account	10
6.3	Reporting of Employee Holdings and Transactions	10
6.3.1	Initial Holdings Report	10
6.3.2	Annual Holdings Report	10
6.3.3	Quarterly Transaction Report	11
6.3.4	Brokerage Statements in lieu of Report	11
6.3.5	Exemption from Reporting on Automatic Investment Plans	11
6.4	Preclearance of Trades	11
6.5	Outside Business Activities	12
6.6	Specific Account Exemptions	12

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6.7	The Restricted List	12
6.8	Review and Retention of Reports	12
6.8.1	Escalation of Violations and Sanctions	13
6.8.2	Confidentiality	13
6.9	Additional Personal Trading Considerations as Sub-advisor to the STAR Global Buy Write ETF	13
6.10	Transaction Oversight for VEGA Access Persons	14
6.11	Additional Code of Ethics Considerations for the STAR Global Buy Write ETF (NYSE: VEGA)	14
7	INSIDER TRADING	14
7.1	Introduction	14
7.2	Penalties for Insider Trading	15
7.3	Definitions	15
7.3.1	Material Information	15
7.3.2	Nonpublic Information	15
7.3.3	Insider and Temporary Insider	15
7.3.4	Tipper / Tippee Liability	16
7.4	Breach of Duty	16
7.5	ChangePath’s Insider Trading Policy	16
7.6	Insider Trading Policy Restrictions	16
7.7	Ethics Wall	16
7.8	Procedures Designed to Detect and Prevent Insider Trading	17
7.9	Compliance Responsibilities	17

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1	INTRODUCTION

The Code of Ethics Rule1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. The Code of Ethics (the “Code”) sets forth standards of conduct expected for any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of ChangePath LLC (“ChangePath” or the “Firm”), or any other person who provides investment advice on behalf of ChangePath and is subject to the Firm’s supervision and control (each an “Employee” and collectively, “Employees”). The Code reflects ChangePath’s and each Employee’s fiduciary duty to the Firm’s Clients. The Code also addresses certain possible conflicts of interest and includes ChangePath’s employee investment policy. The Code should be read in conjunction with ChangePath’s Supervisory Procedures and Compliance Manual (the “Manual”).

The following standards of business conduct will govern the interpretation and administration of this Code:

●	The interests of ChangePath’s Clients (as defined in the Firm’s Manual) must be placed first at all times;

●	Employees should not take inappropriate advantage of their positions; and

●	Employees must comply with all applicable securities laws.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees of the Firm are expected not only to abide by the letter of the Code, but also its spirit, by upholding the fundamental ideals of the Firm which include integrity, honesty and trust.

ChangePath may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from the Chief Compliance Officer (the “CCO”).

The Code should be kept by each Employee for future reference and its guidelines should be made an active part of the Employee’s normal course of business. In the event that an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

2	OVERSIGHT OF THE CODE OF ETHICS

2.1	Acknowledgement of the Code

Each Employee must complete and sign the “Acknowledgement of Receipt” affirmation on the SchwabCT platform upon hire and annually thereafter, certifying that he or she has read and understands the Code’s contents.

1 Rule 204A-1 of the Advisers Act.

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2.2	Reporting Violations

All Employees must promptly report any violations of the Code and federal securities laws to the CCO. Violations related to the CCO should be reported to Marty Pfannenstiel, President. Failure to report a code violation constitutes a violation itself. Retaliation against the reporting employee is prohibited and constitutes a further code violation.

2.3	Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, ChangePath will impose sanctions and/or take other action as deemed appropriate. These actions include, among other things, disgorgement of profits, fines, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC of the violations.

2.4	CCO’s Preclearance Requests

In all circumstances requiring preclearance under the Code, all employees will provide preclearance to the CCO or CCO’s designee. In the instance where the CCO shall require preclearance, the CCO shall seek preclearance from a similarly situated officer in the company or the Compliance Specialist. See Section 6.4 for further details on ChangePath’s Preclearance policy.

3	GIFTS AND ENTERTAINMENT

3.1	Introduction

It is ChangePath’s policy that all Employees act in good faith and in the best interests of the Firm. To this end, Employees must not put themselves or the Firm in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made as to whether such interest or activity should be disposed of, discontinued or limited.

3.2	Gifts and Entertainment Policy

ChangePath’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that a client or prospective client provides to or receives from an Employee (or an Employee to a client or prospective client) where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited.

3.2.1	Value of Gifts and Entertainment

Employees may not give or receive gifts with a cumulative value in excess of $250 over the course of twelve (12) rolling months to or from a client or prospective client with whom the Firm has, or is likely to have, business dealings. The employee may, however, submit the gift or gifts which exceed the $250 threshold with approval from the CCO prior to giving or the next business day after receiving. Employees may not give or accept an invitation that involves Entertainment that is excessive or not usual or customary. If an Employee is unable to judge the value of a Gift or believes that the Entertainment may be excessive, he or she should contact the CCO for guidance.

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3.2.2	Reporting of Gifts and Entertainment

Each Employee must report promptly upon receiving or prior to giving, all Gifts and Entertainment via Schwab CT except those exceptions listed under Sections 3.2.3 and 3.2.4 below.

3.2.3	De Minimis

Gifts of a nominal value (e.g., pens or pencils) given to or received from a client or prospective client are not required to be logged. However, the cumulative value of such nominal gifts may not exceed $5.00 per client per year. The CCO or the CCO’s designee may – upon request by the Employee – at their discretion waive certain gift reporting requirements should they determine that there is no risk of a material conflict of interest in the gift being furnished or received.

3.2.4	Charitable Gifts

Gifts made to charitable or non-profit organizations are not subject to the Gifts and Entertainment Policy as long as the donation or contribution has no business-related purpose or objective.

3.2.5	Consideration for STAR Global Buy Write ETF

As sub-adviser to the STAR Global Buy Write ETF (NYSE: VEGA), there is a potential conflict of interest that arises when members of the STAR Investment Management Team who make investment decisions for the fund are presented with gifts, favors or other forms of consideration (gifts or entertainment) from persons doing business, or hoping to do business, with the fund. In such circumstances, the individual is required to report all gifts, entertainment, or other forms of consideration consistent with this policy.

4	ANTI-BRIBERY POLICY AND PROCEDURES

4.1	Firm’s Anti-Bribery Policy

It is ChangePath’s “Anti-Bribery Policy” that no Employee may offer payments, or anything else of value, to a government official that will assist the Firm in obtaining, procuring, or retaining business or securing any improper business advantage. This prohibition includes making, promising or offering bribes to government officials to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. ChangePath requires all Employees to report any suspicious activity that may violate this policy to the CCO. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action.

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4.2	Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official2 for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to allforeign officials and all employees of state-owned enterprises.

Under the FCPA, both ChangePath and its individual Employees can be criminally liable for payments made to agents or intermediaries knowing that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a foreign official.

4.2.1	FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the transaction, which may include:

●	The foreign country’s reputation for corruption;

●	Requests by a foreign agent for offshore or other unusual payment methods;

●	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

●	An apparent lack of qualifications;

●	Non-existent or non-transparent accounting standards; and

●	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA include fines and jail terms.

4.2.2	Preclearance Requirement

Any payment or anything else of value given to a foreign official must be pre-approved by the CCO.

5	POLITICAL CONTRIBUTIONS AND PAY TO PLAY

5.1	Introduction

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) restricts ChangePath and its Employees from directly or indirectly making payments that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

2 A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

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The Pay to Play Rule generally creates (i) a “two-year time-out” from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials, (ii) a prohibition on soliciting or coordinating certain contributions and payments, and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

5.2	Firm’s Pay to Play Policy

It is ChangePath’s policy that contributions to candidates for a public office, a political party or a political action committee (“PAC”)3 by the Firm and its Employees are made in compliance with the Pay to Play Rule. Any contribution4 to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by ChangePath or its Employees must be made in compliance with applicable law.

ChangePath will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.

5.3	Preclearance of Political Contributions

The Firm requires all Employees to obtain pre-approval from the CCO by completing a “Political Contributions Preclearance Form” through SchwabCT before making the Political Contribution. Under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with ChangePath as a means of circumventing the Pay to Play Rule.5

5.4	New Employee Certification

When an individual is employed by ChangePath, the Firm must “look back” at that Employee’s prior Political Contributions. If the Employee is involved in soliciting clients or investors for ChangePath, then the Firm is required to look back at the Employee’s Political Contributions for two years. If the Employee is not involved in soliciting clients or investors for ChangePath, then the Firm is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect the Firm’s business. Upon joining ChangePath, each new Employee must complete a “New Employee Political Contributions Disclosure Form” through SchwabCT.

3 A political action committee is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

4 “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities).

5 The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly would violate the Rule.

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6	EMPLOYEE INVESTMENT POLICY

6.1	General Policy

ChangePath requires that all Employee investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Clients. To this end, ChangePath has adopted certain procedures, including trading restrictions and reporting requirements, detailed below.

6.2	Definitions

6.2.1	Definition of Covered Account

This policy applies to all “Covered Accounts” of Employees, including accounts maintained by or for:

●	The Employee’s spouse or domestic partner (except a spouse or partner with a valid separation/divorce decree) and minor children;

●	The Employee’s immediate family members6 sharing the same household;

●	Any persons to whom the Employee provides primary financial support and either (i) whose financial affairs are managed by the Employee or (ii) for whom the Employee holds discretionary authority over financial accounts; and

●	Any accounts for entities in which the Employee has a 25% or greater beneficial interest or exercises effective control.

It is the Employee’s responsibility to ensure family members and persons to whom the Employee provides primary financial support are aware of this policy and adhere to it.

6.2.2	Definition of Reportable Security

“Reportable Securities” include a wide variety of investments including: stocks, bonds, exchange traded funds (“ETFs”) options, futures, currencies, warrants, commodities and other derivative products. A Reportable Security does not include:

●	Transactions and holdings in direct obligations of the U.S. government;

●	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short- term debt instruments;

●	Shares issued by money market funds;

●	Shares issued by open-end funds (e.g., mutual funds); provided that such funds are not advised by ChangePath or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with the Firm; and

6 “Immediate family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

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●	Units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end funds; provided that such funds are not advised by ChangePath or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with the Firm.

6.2.3	Definition of Non-Discretionary Managed Account

A “Non-Discretionary Managed Account” is an account over which the Employee has no direct or indirect influence or control. This includes accounts for which an Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser. For an Employee to claim this status, sufficient documentation must be provided to the CCO to illustrate the investment relationship. A Non-Discretionary Managed Account is not a Covered Account and is not subject to the preclearance or quarterly reporting requirements below.

6.3	Reporting of Employee Holdings and Transactions

Employees are required to periodically report their personal securities transactions and holdings to the CCO.

6.3.1	Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” (through SchwabCT) for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings.7 The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired. The Initial Holdings Report must contain the following information, at a minimum, for all Reportable Securities:

●	The title and type of security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each security;

●	The name of the broker, dealer or bank, account name, number and location; and

●	The date that the Initial Holdings Report was submitted by the Employee.

6.3.2	Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” (through SchwabCT) for disclosing Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Annual Holdings Report must be submitted by January 30th and must be current as of a date not more than 45 days prior to the date the Annual Holdings Report is submitted.

7 “Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

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6.3.3	Quarterly Transaction Report

Each Employee must report to the CCO all information contained on the “Quarterly Transaction Report” (through SchwabCT) for all Reportable Securities in Covered Accounts. The Quarterly Transaction Report must be submitted no more than 30 days after the end of each calendar quarter and must cover all transactions during the quarter and identify any newly opened Covered Accounts. Employees with no personal securities transactions during the quarter are required to submit a Quarterly Transaction Report confirming the absence of any transactions.

6.3.4	Brokerage Statements in lieu of Report

In lieu of a Quarterly Transaction Report, an Employee may provide the CCO with copies of the monthly or quarterly brokerage account statements relating to each Covered Account should SchwabCT be unable to establish brokerage feeds with the respective financial institution. Such brokerage statements must be submitted within 30 days of the end of the calendar quarter.

6.3.5	Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit an Initial or Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan8.

6.4	Preclearance of Trades

Employees must obtain the CCO’s preclearance for all transactions in Covered Accounts of Reportable Securities, for any limited offering or initial public offering (“IPO”)9. This preclearance may be requested by submitting the “Employee Trade Preclearance Request Form” through SchwabCT. Any preclearance given will remain in effect for 24 hours.

Employees and their immediate family members must obtain written pre-approval from the CCO before entering into Limited Offerings, at times termed private investments, using the “Pre- Clearance Approval” form through SchwabCT. Limited Offerings include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a written yearly update.

8 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

9 “Initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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6.5	Outside Business Activities

Employees must obtain prior written approval from the CCO before engaging in outside business activities. “Outside Business Activities” include being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, or an employee or consultant of any non-Firm entity or organization. Outside Business Activities also include insurance and annuity sales and volunteering or serving for a charitable organization where you maintain control of the organization’s funds or assets. Employees wishing to enter into or engage in such transactions and activities must obtain the CCO’s approval using the “Outside Business Activity” form through SchwabCT.

6.6	Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific account from coverage under the Code must contact the CCO for an exemption/waiver request.

6.7	The Restricted List

The CCO may place certain securities on a “Restricted List.” Employees are prohibited from personally, or on behalf of a Client, purchasing or selling securities that appear on the Restricted List. A security may be placed on ChangePath’s Restricted List for a variety of reasons including, but not limited to:

●	ChangePath is in possession of material, nonpublic information (“MNPI”) about an issuer;

●	A ChangePath Employee is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such Employee to receive MNPI (e.g., VEGA);

●	ChangePath has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;

●	An Employee trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

●	An investor relationship that involves a senior officer or director of an issuer, a “Value-Added Investor”, may present the appearance of a conflict of interest or an actual conflict of interest; and

●	The CCO has determined it is necessary to do so.

The CCO is responsible for maintaining the Restricted List and securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.

6.8	Review and Retention of Reports

The CCO or his or her designee shall review the holdings reports, transaction reports, and the preclearance forms to determine whether any violations of ChangePath’s policies or applicable securities laws have occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Firm determines that an Employee has violated the Code, such Employee is subject to disciplinary action or restrictions on further trading.

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6.8.1	Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify senior management and ChangePath may impose sanctions as it deems appropriate.

6.8.2	Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that ChangePath is required to disclose the contents of such reports to regulators.

6.9	Additional Personal Trading Considerations as Sub-advisor to the STAR Global Buy Write ETF

Section 270.17j-1 of the Investment Company Act addresses personal investment activities of investment company personnel and is relevant to ChangePath as sub-adviser to the STAR Global Buy Write ETF (VEGA). In addition to the requirements stated in Section 6.3, Reporting of Employee Holdings and Transactions (above), the following additional policies and procedures apply to those few individuals at ChangePath who are considered Access Persons for the STAR Global Buy Write ETF.

For purposes of this section, “Access Person” means:

(i)	Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

(ii)	Any director, officer, or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities

Note: for the STAR Global Buy Write ETF, “Access Person” includes only those individuals with access to Asset Management files on ChangePath’s shared network or who are involved in the day-to-day management of the fund or the trading of securities for the fund or access to electronic notification (email) of pending trades. These individuals will be established as a “Vega Access” group in the SchwabCT system.

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6.10	Transaction Oversight for VEGA Access Persons

Transaction oversight is conducted on trading activity for VEGA Access Persons’ self-directed accounts through the SchwabCT system. Accounts traded under a STAR Spectrum program are not self-directed and, therefore, not subject to this oversight.

-	VEGA and all VEGA underlying securities are established on a Restricted Securities list in SchwabCT.

-	SchwabCT runs a rule to identify these securities (including options) traded in the personal accounts of the VEGA access employee group. All such trades are flagged and reviewed.

-	Flagged trades will be reviewed for personal trading activity versus trading activity in VEGA. In order to make this comparison, appropriate Compliance personnel will review VEGA and personal trade information via SchwabCT or via custodial feeds. The review will focus on inequitable executions between personal accounts and overall VEGA trades in STAR Advisor Select accounts and not STAR Spectrum managed accounts.

-	As new securities are added or deleted from the VEGA basket, the Restricted Securities List will be updated in Schwab CT.

6.11	Additional Code of Ethics Considerations for the STAR Global Buy Write ETF (NYSE: VEGA)

The board of directors of the STAR Global Buy Write ETF (VEGA) must approve ChangePath’s Code of Ethics and any material changes to the code, no later than six months after adoption of the material change. This approval will be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any prohibited conduct.

On an annual basis, ChangePath will provide the board of directors a written report that:

-	Describes any issues arising under the Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

-	Certifies that ChangePath has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

7	INSIDER TRADING

7.1	Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of MNPI by ChangePath or any of its Employees or affiliates.

The term “insider trading” generally means one or more of the following activities:

●	Trading while in possession of MNPI, that has been obtained from an Insider (defined below) in breach of either a duty of trust or confidence;

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●	Trading while in possession of MNPI received from a Temporary Insider (defined below), where the information (i) was disclosed in violation of the Temporary Insider’s duty to keep the information confidential or (ii) was misappropriated by the Temporary Insider;

●	Recommending the purchase or sale of securities while in possession of MNPI; or

●	Communicating MNPI to others.

7.2	Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit profits, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for insider trading. In addition, any violation of the Code’s Insider Trading Policy can be expected to result in serious sanctions by ChangePath, including termination of employment.

7.3	Definitions

7.3.1	Material Information

Information is material if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This may include earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

7.3.2	Nonpublic Information

Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (e.g., The Wall Street Journal) or in a public disclosure document filed with the SEC (e.g., a Form 8K).

Before it can be considered public, a sufficient period of time must elapse for the information to permeate the public channels. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

7.3.3	Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This may include an officer, director or employee of a company, as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to such information. Temporary insiders include, among others, ChangePath’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

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7.3.4	Tipper / Tippee Liability

An Employee who does not trade securities but learns of MNPI from a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else (the “Tipper”) who trades in securities, can be liable for the trading done by the person to whom the Employee passed the information (the “Tippee”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. Therefore, it is important never to pass on MNPI to anyone who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows, or should have known, that the Tipper breached a duty of trust or confidence.

7.4	Breach of Duty

Insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an insider, the prohibition against insider trading can apply to a person even if that person has no employment with, or connection to, the issuer of the securities that are traded.

7.5	ChangePath’s Insider Trading Policy

ChangePath’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Firm. ChangePath forbids any Employee from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the CCO.

7.6	Insider Trading Policy Restrictions

The following Insider Trading Policy restrictions are established for every Employee that may have, or was in possession of, MNPI. Such an Employee may not:

●	Buy or sell any security (or related security) for his or her own or any related account or any account in which an Employee may have any direct or indirect interest or any ChangePath Client, or otherwise act upon any MNPI in the Employee’s possession obtained from any source.

●	Buy or sell any security or related security for any account or otherwise act upon any material proprietary information that an Employee may have or obtain from any source.

●	Recommend the purchase or sale of any security to any person based upon MNPI.

7.7	Ethics Wall

An “Ethics Wall” is a zone of non-communication that would be established between distinct departments within ChangePath to help prevent conflicts of interest that might result in the inappropriate release of sensitive information. While ChangePath does not have a formal ethics wall, all IARs and employees are expected to adhere to the policies and procedures related to the prevention of insider trading.

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7.8	Procedures Designed to Detect and Prevent Insider Trading

Before trading on their own behalf or for others, each Employee should ask himself or herself the following questions regarding information in his or her possession:

●	Is the information material? Is the information nonpublic? If, after consideration of the above, an Employee believes that the information is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

■	Report the information and proposed trade immediately to the CCO;

■	Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others; and

■	Do not communicate the information inside or outside of ChangePath, other than to the CCO.

●	After the CCO has reviewed the issue, the Employee will be instructed either to continue the prohibitions against trading and communication because the CCO has determined that the information is MNPI, or he or she will be allowed to trade the security and communicate the information.

●	As discussed in Sections 6.3 and 6.10 above, ChangePath will monitor employees’ and IARs’ trades in personal accounts via the SchwabCT system. When reviewing, special attention will be paid to those individuals who have access to VEGA trading information as compared to trading the underlying VEGA securities in their personal accounts.

Additionally, Employees are required to disclose the existence and location of all personal trading accounts and to arrange for copies of all brokerage statements to be sent from the outside financial institution to the Firm’s CCO. Such statements will be reviewed by the CCO.

7.9	Compliance Responsibilities

The CCO will review ChangePath’s Insider Trading Policy during the annual compliance training meeting to ensure that all Employees are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with the Firm’s senior management. The report will describe who violated the policy, how it is believed to have been violated, and provide recommendations for further action.

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